Exhibit 99.1

Repare Therapeutics Appoints Steven H. Stein, M.D. to its Board of Directors

CAMBRIDGE, MA & MONTREAL, QC (BUSINESS WIRE)—April 26, 2024— Repare Therapeutics Inc. (“Repare” or the “Company”) (Nasdaq: RPTX), a leading clinical-stage precision oncology company, today announced the appointment of Steven H. Stein, M.D., to its Board of Directors, effective as of the date of the Company’s upcoming annual meeting of shareholders in June 2024. The Company also announces that Todd Foley has decided not to stand for re-election as a director of the Company following the end of his current term as a Class I director on June 17, 2024, after serving more than seven years on the Board.

“On behalf of the Company and our Board of Directors, we thank Todd for his dedication and partnership, which have played a crucial role in shaping Repare into the leading precision oncology company that it is today. Todd has made tremendous contributions during the past seven years, and I am grateful to him and his team at MPM for their continued support,” said Lloyd M. Segal, President and Chief Executive Officer of Repare. “We are also honored to welcome Dr. Stein to our Board. His deep experience, proven track record and accomplishments in oncology clinical drug development will provide valuable guidance as Repare’s pipeline advances to later stages of development.”

“It has been a pleasure collaborating with the Repare management team and Board throughout its evolution into a multi-pronged clinical development company,” said Todd Foley, Managing Director at MPM BioImpact. “I look forward to the ongoing advancement of Repare’s pipeline and its continued progress as a leading precision oncology company.”

Dr. Stein currently serves as the Chief Medical Officer of Incyte Corporation, a position he has held since March 2015. At Incyte, he leads all medical and scientific activities involving clinical development, clinical operations, pharmacovigilance, clinical pharmacology, scientific communications and medical affairs. Prior to joining Incyte, from May 2011 to February 2015, Dr. Stein served as the Senior Vice President and Head of U.S. Clinical Development and Medical Affairs at Novartis Oncology. Prior to then, he was employed by GlaxoSmithKline from February 2004 to April 2011, serving first as its Head of Medicines Development for Hematology and Supportive Care and then as its Vice President, Global Oncology, Clinical Development. Dr. Stein also previously served on the board of directors of Kura Oncology, Inc. from 2017 until May 2023. Dr. Stein earned his MBBCH from the University of Witwatersrand in Johannesburg, South Africa. He has authored more than 100 scientific papers and presentations and is an Adjunct Assistant Professor in the School of Medicine, University of Pennsylvania. Dr. Stein is also an active member of several professional and scientific societies and academic committees.

“I am honored to join the Board of Directors at Repare at such a critical time in the Company’s growth and evolution, and am looking forward to working with its leadership team to deliver on the Company’s mission to develop synthetic lethal medicines that meaningfully improve the lives of cancer patients,” said Dr. Stein.

About Repare Therapeutics, Inc.

Repare Therapeutics is a leading clinical-stage precision oncology company enabled by its proprietary synthetic lethality approach to the discovery and development of novel therapeutics. The Company utilizes its genome-wide, CRISPR-enabled SNIPRx® platform to systematically discover and develop highly targeted cancer therapies focused on genomic instability, including DNA damage repair. The Company’s pipeline includes lunresertib (also known as RP-6306), a PKMYT1 inhibitor currently in Phase 1/2 clinical development; camonsertib (also known as RP-3500), a potential leading ATR inhibitor currently in Phase 1/2 clinical development; RP-1664, a Phase 1 PLK4 inhibitor; RP-3467, a preclinical Polq ATPase inhibitor program; as well as additional, undisclosed preclinical programs. For more information, please visit reparerx.com.

SNIPRx® is a registered trademark of Repare Therapeutics Inc.

Investor Relations & Media Contact:

Robin Garner

Vice President and Head of Investor Relations

Repare Therapeutics Inc.

investor@reparerx.com

Source: Repare Therapeutics Inc.